As filed with the Securities and Exchange Commission on October 5, 2004
Registration No. 333- 117703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM F-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUDIOCODES LTD.
(Exact Name of Registrant as Specified in its Charter) N/A (Translation of Registrant’s Name into English)

Israel		N/A
(State of other jurisdiction of	1 Hayarden Street, Airport City,	(I.R.S. Employer
incorporation or organization)	Lod, 70151, Israel	Identification Number)
(972) 3-976-4000

(Address and telephone number, of registrant’s principal executive offices)

AudioCodes Inc. 2890 Zanker Road, Suite 200 San Jose, California 95134 Tel: (408) 577-0488 (Name, address, and telephone number, of agent for service)

Copies to:
Neil Gold, Esq.	Itamar Rosen	Aaron M. Lampert, Adv.
Fulbright & Jaworski L.L.P.	VP Legal Affairs	Naschitz, Brandes & Co.
666 Fifth Avenue	General Counsel and Secretary	5 Tuval Street
New York, New York 10103	AudioCodes Ltd.	Tel-Aviv 67897, Israel
(212) 318-3000	1 Hayarden Street, Airport City,	(972)-3-623-5000
Facsimile: (212) 318-3400	Lod, 70151 Israel	(972)-3-623-5005
(972)-3-976-4000
(972)-3-976-4044

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)
Issued        2004

AUDIOCODES LTD.

        We may offer, from time to time, together or separately, up to $150,000,000 aggregate amount, or the equivalent in one or more foreign currencies or currency units, of our ordinary shares or of debt securities.

        We may offer the securities in one or more series, in amounts, at prices and on terms determined at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

        You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

        Our ordinary shares are traded on the Nasdaq National Market and The Tel Aviv Stock Exchange under the symbol “AUDC.” On ,      2004, the reported last sale price of our ordinary shares on the Nasdaq National Market was $      per share. We have no debt securities that are publicly traded.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
SUMMARY	2
RISK FACTORS	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	27
USE OF PROCEEDS	27
FINANCIAL RATIOS	28
CAPITALIZATION	29
DESCRIPTION OF CAPITAL STOCK	29
DESCRIPTION OF DEBT SECURITIES	30
LEGAL OWNERSHIP OF SECURITIES	38
PLAN OF DISTRIBUTION	43
LEGAL MATTERS	44
EXPERTS	44
INCORPORATION BY REFERENCE	45
WHERE YOU CAN FIND MORE INFORMATION	45
ENFORCEMENT OF CIVIL LIABILITIES	47

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell ordinary shares and debt securities, in one or more offerings, up to a total dollar amount of $150 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying securities in this offering.

        References to “dollars” or $ are to United States dollars. All references to “ordinary shares” refer to our ordinary shares, par value 0.01 New Israeli Shekel per share. References to NIS are to New Israeli Shekels.

PROSPECTUS SUMMARY

        This summary highlights some information appearing elsewhere in this prospectus or incorporated by reference into this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing in our ordinary shares. You should read the following summary together with the information set forth in this prospectus under the heading “Risk Factors”, the applicable prospectus supplement for the securities being offered and the documents incorporated into this prospectus by reference under the heading “Incorporation of Documents by Reference”. In particular, we incorporate important business and financial information in this prospectus by reference.

        Unless we indicate otherwise in this prospectus, references to “AudioCodes,” “we,” “us” or “our” mean AudioCodes Ltd. and our subsidiaries.

Our Business

        We design, develop and market enabling technologies and system products for the transmission of voice, data and fax over packet networks, which we refer to as the new voice infrastructure. Our products enable our customers to build high-quality packet networking equipment and provide the building blocks to connect traditional telephone networks with the new voice infrastructure. Our products are sold to leading original equipment manufacturers, or OEMs, system integrators and network equipment providers in the telecommunications and networking industries.

        Our products, which enable the transmission of high quality voice, data and fax over packet networks, include:

—	signal processor chips, which process voice and fax signals and compress the information into packets so that they can be sent between the traditional telephone networks and the packet networks;

—	communications boards and modules for access and enterprise applications, which enable voice, data and fax communications through gateway equipment employing Internet and other protocols, as well as the possibility of addition of third party equipment to provide enhanced services;

—	communication boards for CTI applications (Computer Telephony Integration) for enterprise applications, which provide call logging and recording enabling technologies utilizing either industry standard or proprietary protocols;

—	system products for access and enterprise applications, such as low density analog media gateways and high density digital media gateways, which enable voice, data and fax communications employing Internet and other protocols (typically such equipment is sold by our customers in conjunction with their own or third party solutions such as call management applications), as well as the possibility of addition of third party equipment to provide enhanced services;

—	communications software used to process and format compressed voice and fax information into packets;

—	media and audio servers that provide enhanced conferencing, multi-language announcement functionality, and other media server applications for voice over packet networks; and

—	element management software to manage our system products.

        We sell our products to leading original equipment manufacturers and system integrators in the telecommunications and networking industries for use in markets providing:

—	telephony over packet networks based on Internet protocols or networks based on asynchronous transfer mode standards, known as ATM standards;

—	telephony over the wireless or cable television infrastructure; and

—	telephone service over new generation high speed modems operating over wireless links or data modems, known as digital subscriber line, or DSL, modems.

Our Address and Telephone Number

        AudioCodes Ltd. was incorporated in 1992 under the laws of the State of Israel. Our principal executive offices are located at 1 Hayarden Street, Airport City Lod, 70151 Israel. Our telephone number is 972-3-976-4000.

        The Securities We May Offer

        We may offer our ordinary shares and various series of debt securities, with a total value of up to $150 million, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

—	designation or classification;
—	aggregate principal amount or aggregate offering price;
—	maturity;
—	original issue discount, if any;
—	rates and times of payment of interest, or other payments, if any;
—	redemption, conversion, exchange, settlement or sinking fund terms, if any;
—	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;
—	ranking;
—	restrictive covenants, if any;
—	voting or other rights, if any; and
—	important U.S. and Israeli income tax considerations.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.

        We may sell the securities directly to you or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

—	the names of those underwriters or agents;
—	applicable fees, discounts and commissions to be paid to them;
—	details regarding over-allotment options, if any; and
—	the net proceeds to us.

        Ordinary shares. We may issue our ordinary shares from time to time. Holders of our ordinary shares are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Currently, we do not pay any dividends on our ordinary shares. Subject to any preferential rights of any outstanding preferred shares that we may issue in the future, in the event of our liquidation, dissolution or winding up, holders of our ordinary shares are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Our ordinary shares do not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our ordinary shares or any other securities convertible into shares of any class of our ordinary shares, or any redemption rights.

        Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our ordinary shares or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

RISK FACTORS

        An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the specific risks discussed under “Risk Factors” in both the prospectus and the applicable prospectus supplement, together with all of the other information contained in this prospectus and the prospectus supplement or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and the applicable prospectus supplements could decline, and you might lose all or part of your investment.

        You should carefully consider the following risk factors before you decide to invest in our Company and our business because these risk factors may have a significant impact on our business, operating results, financial condition, and cash flows. If any of these risks actually occurs, our business, financial condition, operating results and/or cash flows could be harmed.

Risks Related to Our Business and Industry

The slowdown in capital expenditures by telecommunications service providers has had and could continue to have a material adverse effect on our results of operations.

        A deterioration of economies around the world and economic uncertainty in the telecommunications market began in 2000 and continued through 2003. This resulted in a curtailment of capital investment by telecommunications carriers and service providers as well as users in the enterprise market (businesses who use the equipment). It also reduced our ability to forecast orders, also referred to as “low visibility”. We cannot be sure whether increased expenditures will continue to be made in the telecommunications industry in general or in the voice over packet portion of the market. The decline in capital expenditures has reduced our sales compared to the year 2000, and may increase our inventories, result in additional pressure on the price of our products and prolong the time until we are paid, all of which would have a material adverse effect on the results of our operations and on our cash flow from operations.

We have incurred losses for the past three years and may incur losses in the future.

        We have incurred losses in each of the last three years. We incurred a net loss of $13.3 million in 2001, $14.2 million in 2002 and $8.4 million in 2003. We will need to generate increased revenues as well as manage our costs to return to and maintain profitability. We cannot be sure that we will be able to achieve or maintain profitability.

If new products we recently introduced or expect to introduce in the near future fail to generate the level of demand we originally anticipated, we will realize a lower than expected return from our investment in research and development with respect to those products, and our results of operations may suffer.

        Our success is dependent, in part, on the willingness of our customers to transition or migrate to new products we recently introduced, such as our expanded offerings of Mediant and Stretto systems, or expect to introduce in the near future. We are involved in a continuous process to evaluate changing market demands and customer requirements and to develop and introduce new products, features and applications to meet changing demands and requirements. We need to be able to interpret market trends and the advancement of technology in order to successfully develop and introduce new products, features and applications. If potential customers defer transition or migration to new products, our return on our investment in research and development with respect to products recently introduced or expected to be introduced in the near future will be lower than we originally anticipated and our results of our operations may suffer.

Our industry is rapidly evolving and we may not be able to keep pace with technological changes, which could adversely affect our business.

        The transmission of voice, data and fax over data networks is rapidly evolving. Short product life cycles place a premium on our ability to manage the transition from current products to new products. Our future success in generating revenues will depend on our ability to enhance our existing products and to develop and introduce new products and product features. These products and features must keep pace with technological developments and address the increasingly sophisticated needs of our customers. The development of new technologies and products is increasingly complex and uncertain. This increases the difficulty in coordinating the planning and production process and can result in delay in the introduction of new technologies and products.

We are dependent on the development of the VoP market to increase our sales.

        The market for Voice over Packet, or VoP, services is currently being developed. A significant number of our new products are being offered to companies that provide products or services that utilize VoP. We cannot be sure that the delivery of telephone and other communications services over packet networks rather than over traditional telephone networks will expand. We cannot be sure that packet based voice networks will become widespread or that connections between packet networks and telephone networks will become commonplace. The adaptation process of connecting packet networks and telephone networks can be time consuming and costly. Sales of our VoP products will depend on the development of packet networks and the commercialization of VoP services. Commercialization of VoP services may also be impacted by changes, if any, in the regulatory environment affecting the provision or use of such services.

We may not be able to keep pace with emerging industry standards, which may make our products unacceptable to potential customers.

        The failure to comply with evolving standards will limit acceptance of our products by market participants. Since our products are integrated into networks consisting of elements manufactured by various companies, they must comply with a number of current and future industry standards and practices established by various international bodies and industry forums.

New industry standards, the modification of our products to meet additional existing standards or the addition of features to our products may delay the introduction of our products or increase our costs.

        The industry standards that apply to our products are continually evolving. Should new standards gain broad acceptance, we will be required to adopt those standards in our products. We may also decide to modify our products to meet additional existing standards or add features to our products. Standards may be adopted by various industry interest groups or may be proprietary and nonetheless accepted broadly in the industry. It may take us a significant amount of time to develop and design products incorporating these new standards. We may also have to pay additional fees to the developers of the technologies which constitute the newly adopted standards.

Our customers or potential customers may develop or prefer to develop their own technical solutions, and as a result, would not buy our products.

        Our products are primarily sold as components or building blocks. Our customers incorporate our products into their product offerings, usually in conjunction with value-added services of their own or of third parties. Customers or potential customers may prefer to develop their own technology or purchase third party technology. They could also manufacture their own components or building blocks that are similar to the ones we offer. Large customers have already committed significant resources in developing integrated product offerings. Customers may decide that this gives them greater control over supplies, specifications and performance. Customers may therefore not buy components from an external manufacturer such as us. This could have an impact on the competition we face, our ability to sell our products and our revenues from operations.

We have depended on a few large customers. The loss of one of these customers or the reduction in purchases by a significant customer could have a material adverse effect on our revenue.

        Historically, a substantial portion of our revenue has come from large purchases by a small number of original equipment manufacturers, known as OEMs, network equipment providers, systems integrators and distributors. For example, our top three customers accounted for approximately 26.9% of our total revenues in 2003, 22.4% of our total revenues in 2002 and 43.0% of our total revenues in 2001. Sales to Nortel Networks accounted for 14.3% of our revenues in 2003 compared to 1.4% of our revenues in 2002 and less than 1% of our revenues in 2001. Sales to Clarent Corporation (now part of Verso Corporation) accounted for 31.7% of our total revenues in 2001. Sales to Clarent accounted for less than 1% of our total revenues in 2002 and 2003. Our future operating results may depend, in part, on the success of our largest OEM customers in selling products incorporating our components and on our success in selling large quantities of our products to them. We generally do not enter into sales agreements in which the customer is obligated to purchase a set quantity of our products. We also do not generally enter into long term supply contracts with our customers.

        Based on our experience, we expect that our customer base may change from period to period. If we lose a large customer and fail to add new customers there could be a material adverse effect on our results of operations.

Our quarterly results of operations have fluctuated in the past and we expect these fluctuations to continue. Fluctuations in our results of operations may disappoint investors and result in a decline in our share price.

        We have experienced and expect to continue to experience significant fluctuations in our quarterly results of operations. In some periods, our operating results may be below public expectations. If this occurs, the market price of our ordinary shares could decline.

        The following factors have affected our quarterly results of operations in the past and are likely to affect our quarterly results of operations in the future:

—	size, timing and pricing of orders, including order deferrals and delayed shipments;

—	launching of new product generations;

—	length of approval processes or market testing;

—	technological changes in the telecommunications industry;

—	competitive pricing pressures;

—	the timing and approval of government research and development grants;

—	accuracy of telephone company, distributor and original equipment manufacturer forecasts of their customers’ demands;

—	changes in our operating expenses;

—	disruption in our sources of supply; and

—	general economic conditions.

        Therefore, the results of any past periods may not be relied upon as an indication of our future performance.

We have a limited order backlog. If revenue levels for any quarter fall below our expectations, our results of operations will be adversely affected.

        We have a limited order backlog, which makes revenues in any quarter substantially dependent on orders received and delivered in that quarter. A delay in the recognition of revenue, even from one customer, may have a significant negative impact on our results of operations for a given period. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expense levels are relatively fixed, or require some time for adjustment. Because only a small portion of our expenses varies with our revenues, if revenue levels fall below our expectations, our results of operations will be adversely affected.

Generally, we sell to OEM or system integrator customers, as well as to distributors. As a result, we have less information with respect to the actual requirements of end users and their utilization of equipment. We also have less influence over the choice of equipment by these end users.

        We typically sell to OEM customers and system integrators, as well as to distributors. Our customers usually purchase equipment from several suppliers and may be trying to fulfill one of their customers’ specific technical specifications. We rely heavily on our customers for sales of our products and to inform us about market trends and the needs of their customers. We cannot be certain that this information is accurate. If the information we receive is not accurate, we may be manufacturing products that do not have a customer or fail to manufacture products that customers want. Because we are selling products to OEMs, system integrators and distributors rather than end users, we have less control over the ultimate selection of products by end users.

The markets we serve are highly competitive and many of our competitors have much greater resources, which may make it difficult for us to maintain profitability.

        Competition in our industry is intense, and we expect competition to increase. Acquisitions and strategic alliances in our industry have further increased competition. Examples of such recent merger and acquisition activity include the following: Lucent Technologies acquired Telica, Inc., Tekelec acquired Santera Systems, Inc., UTStarcom Inc. acquired Telos Corp., Brooktrout Inc. acquired Snowshoe Networks Inc., Conexant Systems, Inc. has spun off Mindspeed Technologies, Inc. to focus on chips for Voice over Packet among other businesses, Performance Technologies Inc. has acquired MapleTree Networks, ECI Telecom Ltd.‘s NGTS division has merged with NextVerse Networks, Inc. to form Veraz Networks Inc., Tekelec has acquired Santera Systems, Inc., UTStarcom Inc. has acquired the Commworks division of 3Com Corp., among others. Silicon Spice, Inc. was acquired by Broadcom Corporation, Intel Corporation acquired VxTel, Inc., DSP Group acquired VoicePump and NMS Communications Corporation (formerly known as Natural MicroSystems Corporation) acquired InnoMediaLogic, Inc. (IML), Mobilee, Inc., and Lucent Technologies’ voice enhancement and echo cancellation business. Increased competition could result in lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs.

        Our competitors currently sell products that provide similar benefits to those that we sell. Our principal competitors in the sale of signal processing chips include Telogy Networks, a division of Texas Instruments, Broadcom Infineon, Centillium, Mindspeed, Netergy and VoicePump, a subsidiary of DSP Group. We expect that large manufacturers of generic signal processors, like Motorola and Agere Systems (formerly the microelectronics division of Lucent Technologies) and Intel (Vxtel) will market competing processors.

        Competition for our module level products includes manufacturers of high density Voice over Packet processors that compete with our high density Voice over Packet TrunkPack® Module products and chips. These include semiconductor manufacturers such as Texas Instruments, Mindspeed, and Centillium. Other vendors of module products that compete with our high density module products include Mapletree Networks that was recently acquired by Performance Technologies Inc., and Spectrum Signal Processing Inc.

        Our principal competitors in the communications board market include NMS Communications, Dialogic Corporation (an Intel company), Blue Wave Systems (a Motorola Computer Group company), Brooktrout, Inc., Acculab and PIKA Technologies, Inc.

        Our principal competitors in the area of analog media gateways (2 to 24 ports) for access and enterprise applications include Cisco Systems Inc., Mediatrix Telecom, Inc., Vega Stream Limited, Samsung, Innovaphone AG, Quintum Technologies, Tainet Communication System Corp., Welltech, Ascii Corp., D-Link Systems, Inc., Multitech Inc., Inomedia, OKE and LG.

        Our principal competitors in the area of low density mid and high density digital media gateways include Cisco Systems, Veraz Networks, Sonus Networks, Nuera, Tekelec, General Bandwidth, Telica and Commatch. In addition we face competition in mid and high density gateways from internal development at companies such as Nortel, Lucent, Alcatel, Siemens, Huawei, UTstarcom, ZTE and others.

We expect to encounter significant competition as we seek to expand our presence and product portfolio in the market for VoIP products.

        There is significant competition in the market for products utilized in the VoIP market. Our competitors include telecommunications companies, data communication companies and companies specializing in voice over IP products. Some of our current and potential competitors have greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we do.

        Many of our competitors have the ability to offer vendor-sponsored financing programs to prospective customers. If we do not offer vendor-sponsored financing, we will be at a competitive disadvantage. We could also be forced to lower our prices to compete successfully and effectively against competitive product offerings and with competitors with broader product offerings who may be able to lower prices on products that compete with us because of their ability to recoup this loss of margin through sales of other products or services.

        Voice, audio and other communications alternatives that compete with our products are being continually introduced. New communication alternatives may be based on traditional telephone lines, the Internet or cable networks and may be combined with other computing and broadcasting capabilities.

        We expect that additional companies will compete in the packet based voice networks market. In the future, we may also develop and introduce other products with new or additional telecommunications capabilities or services. As a result, we may compete directly with telephone companies and other telecommunications infrastructure providers. Additional competitors may include companies that currently provide computer software products and services, such as telephone, media, publishing and cable television. The ability of some of our competitors to bundle other enhanced services or other products, such as video images, with VoIP products could give these competitors an advantage over us.

New entrants to the market may increase competition.

        The increasing market acceptance of voice over packet technology is attracting, and is expected to continue to attract, new entrants. Some of the leading communications equipment manufacturers have entered our market through acquisitions, and many of them have greater resources than we do. Combinations between semiconductor companies and companies providing software to them, such as the acquisition of Telogy Networks, Inc. by Texas Instruments Incorporated and the acquisition of HotHaus Technologies Inc. and Silicon Spice, Inc. by Broadcom Corporation, could result in further competition for us.

Offering to sell system level products that compete with the products manufactured by our customers could negatively affect our business.

        We have broadened our product offerings from chips to boards, subsystems and gateway level products (systems). These products could compete with products offered by our customers. These customers could decide to decrease purchases from us because of this competition. This could result in a material adverse effect on our results of operations.

We rely on others to assemble our products and therefore do not directly control manufacturing costs, product delivery schedules or manufacturing quality.

        Our products are assembled and tested by third-party subcontractors. As a result of our reliance on third-party subcontractors, we cannot directly control product delivery schedules. Any problems that occur and persist in connection with the delivery, quality or cost of the assembly and testing of our products could have a material adverse effect on our business, financial condition and results of operations. This reliance could also lead to product shortages or quality assurance problems, which, in turn, could lead to an increase in the costs of manufacturing or assembling our products.

We may not be able to deliver our products to our customers, and substantial reengineering costs may be incurred if a small number of third-party suppliers do not provide us with key components on a timely basis.

        Texas Instruments Incorporated and DSP Group, Inc. supply all of the chips for our signal processor product line. Our signal processor line is used both as a product line in its own right and as a key component in our other product lines. Motorola manufactures all of the communications processors currently used on our communications boards. These suppliers also supply many of our competitors and have entered into relationships and may enter into additional relationships with them.

        Texas Instruments is also one of our major competitors in providing signal processing solutions. An unexpected termination of the supply of the chips provided by Texas Instruments or Motorola or disruption in their timely delivery, would require us to make a large investment in capital and manpower resources to shift to using signal processors manufactured by other companies and may cause a delay in introducing replacement products. Customers may not accept an alternative product design. Supporting old products or redesigning products may make it more difficult for us to support our products.

We utilize other sole source suppliers upon whom we depend without having long term supply agreements.

        Some of our sole source suppliers custom produce components for us based upon our specifications and designs while other of our sole source suppliers are the only manufacturers of certain components required by our products. In the event of any interruption in the supply of components from any of our sole source suppliers, we may have to expend significant time, effort and other resources in order to locate a suitable alternative manufacturer and secure replacement components. If no replacement components are available, we may be forced to redesign certain of our products. Any such new design may not be accepted by our customers. A prolonged disruption in supply may force us to redesign and retest our products. Any interruption in supply from any of these sources or an unexpected technical failure or termination of the manufacture of key electronic components could disrupt production, thereby adversely affecting our ability to deliver products and to support products previously sold to our customers.

        As demand for telecommunications equipment increases, we may face a shortage of components from our suppliers. This could result in longer lead times, increases in the price of components and a reduction in our margins, all of which could adversely affect the results of our operations.

Our customers may require us to produce products or systems to hold in inventory in order to meet their “just in time”, or short lead time, delivery requirements. If we are unable to sell this inventory on a timely basis, we could incur charges for excess and obsolete inventory which would adversely affect our results of operations.

        Our customers expect us to maintain an inventory of products available for purchase off the shelf subsequent to the initial sales cycle for these products. This may require us to incur the costs of manufacturing inventory without having a purchase order for the products. The VoP industry is subject to rapid technological change and volatile customer demands, which result in a short product commercial life before a product becomes obsolete. If we are unable to sell products produced to hold in inventory, we may be required to write off excess and obsolete inventory, which would adversely affect our operating results and financial condition. We wrote off and wrote down excess inventory that was expected to be sold at a price lower than carrying value in the amount of $6.2 million in 2001, $1.7 million in 2002 and $835,000 in 2003.

We may not be able to retain a sufficient number of subcontractors to meet our production needs, which could hurt our ability to grow.

        We have not entered into any long-term agreements or alternate source agreements with manufacturing subcontractors. Qualification of assembly and test subcontractors normally requires a significant investment of time. If our subcontractors are unable or unwilling to provide us with components or assembled products on a timely basis or if we need to find alternative subcontractors, our product shipments could be delayed significantly because we would have to go through the time consuming process of qualifying a new subcontractor. This could adversely affect our ability to grow. In addition, we have commenced additional manufacturing operations through sub-contractors in locations such as China and the United States. We cannot assure you that we will be able to control and oversee such operations to the same extent as we could in the past, when manufacturing, testing and shipments were conducted only in Israel.

Our products generally have long sales cycles and implementation periods, which increase our costs in obtaining orders and reduce the predictability of our revenues.

        Our products are technologically complex and are typically intended for use in applications that may be critical to the business of our customers. Prospective customers generally must make a significant commitment of resources to test and evaluate our products and to integrate them into larger systems. As a result, our sales process is often subject to delays associated with lengthy approval processes that typically accompany the design and testing of new communications equipment. The sales cycles of our products to new customers are approximately six to twelve months after a design win, depending on the type of customer and complexity of the product. This time may be further extended because of internal testing, field trials and requests for the addition or customization of features. This delays the time until we realize revenue and results in our investing significant resources in attempting to make sales.

        Long sales cycles also subject us to risks not usually encountered in a short sales span, including customers’ budgetary constraints, internal acceptance reviews and cancellation. In addition, orders expected in one quarter could shift to another because of the timing of customers’ procurement decisions. The time required to implement our products can vary significantly with the needs of our customers and generally exceeds several months; larger implementations can take multiple calendar quarters. This complicates our planning processes and reduces the predictability of our revenues.

Our proprietary technology is difficult to protect, and our products may infringe on the intellectual property rights of third parties. Our business may suffer if we are unable to protect our intellectual property or we are sued for infringing the intellectual property rights of third parties.

        Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights. These agreements and measures may not be sufficient to protect our technology from third-party infringement, or to protect us from the claims of others. Enforcement of intellectual property rights may be expensive and may divert attention of management and of research and development personnel away from our business. Intellectual property litigation could also call into question the ownership or scope of rights owned by us. Additionally, our products may be sold in foreign countries that provide less protection to intellectual property than that provided under U.S. or Israeli laws.

        Any intellectual property claims against us, even without merit, could cost us a significant amount of money to defend and divert management’s attention away from our business. We may not be able to get a license for technology that is used in our products and we may face injunctive proceedings that prevent distribution and sale of our products even prior to any dispute being concluded. These proceedings may also have a deterrent effect on purchases by customers, who may be unsure about our ability to continue to supply their requirements. We may be forced to repurchase our products and compensate customers that have purchased such infringing products. We may be forced to redesign the product so that it becomes non-infringing, which may have an adverse impact on the results of our operations.

Multiple patent holders in our industry may result in increased licensing costs.

        There are a number of companies besides us that hold patents for various aspects of the technology incorporated in our industry’s standards and our products. We expect that patent enforcement will be given high priority by companies seeking to gain competitive advantages or additional revenues. The holders of patents from which we have not obtained licenses may take the position that we are required to obtain a license from them. We cannot be certain that we would be able to negotiate a license agreement at an acceptable price or at all. Our results of operations could be adversely affected by the payment of any additional licensing costs or if we are prevented from manufacturing or selling a product.

Changes in governmental regulations in the United States or other countries could slow the growth of the VoIP telephony market and reduce the demand for our customers’ products, which, in turn, could reduce the demand for our products.

        In the United States, changes in governmental regulation are being considered that may negatively impact the VoIP telephony market. For example, the Federal Communications Commission (FCC) has to date treated providers of telephone services over the public Internet as “enhanced service providers”. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service fund. The FCC is examining the enactment of new regulations governing Internet telephony and the question of whether certain forms of telephone services over the Internet should be subject to the same FCC regulations as telecommunications services.

        VoIP equipment can be used as a way to provide telecommunication services while bypassing the local service operator, in what is sometime referred to as “toll bypass”. Telecommunications traffic is diverted from traditional telephone lines to the public Internet, thus avoiding long distance call charges. As the use of VoIP to provide telecommunication services increases, phone companies are seeking the adoption of regulations that would require providers or users of such diverted calls to pay a charge to local service providers.

        On March 10, 2004, the FCC released a Notice of Proposed Rule Making that seeks to establish a regulatory framework for Internet Protocol-Enabled Services, including VoIP services. The Notice of Proposed Rule Making seeks comments on how various IP-enabled services, including VoIP, should be differentiated for regulatory purposes, and whether there are technical or other characteristics of particular VoIP services that warrant differential regulatory treatment. When the FCC enacts new regulations governing VoIP, or if it determines that certain telephony providers over the public Internet, or the services they provide, are subject to current FCC regulations governing common carriers, then some of the service providers that buy equipment from our customers may be forced to pay access charges and make universal service contributions, or may be subject to other taxes, fees or restrictions under any such new regulations. The required payment of additional taxes, fees or charges for VoIP services may impact the profitability of these services and the use of VoIP services or technology.

        The enactment of any additional regulation or taxation of communications over the public Internet in the United States or elsewhere in the world could have a material adverse effect on our customers’ (and their customers’) businesses and could therefore adversely affect sales of our products. We do not know what effect, if any, possible legislative or regulatory reforms in the United States or elsewhere in the world may have on private telecommunication networks and purchases of our products.

Use of encryption technology in our products is regulated by governmental authorities and may require special development, export or import licenses. Delays in the issuance of required licenses, or the inability to secure these licenses, could adversely affect our revenues and results of operations.

        Growth in the demand for security features may increase the use of encryption technology in our products. The use of encryption technology is generally regulated by governmental authorities and may require specific development, export or import licenses. Encryption standards may be based on proprietary technologies. We may be unable to incorporate encryption standards into our products in a manner that will insure interoperability. We also may be unable to secure licenses for proprietary technology on reasonable terms. If we cannot meet encryption standards, or secure required licenses for proprietary encryption technology, our revenues and results of operations could be adversely affected.

A significant portion of our revenues is generated outside of the U.S. and Israel and we intend to continue to expand our operations internationally and therefore our results of operations could suffer if we are unable to manage our international operations effectively.

        We generated 48% of our revenues in 2002 and 36% of our revenues in 2003 outside of the U.S. and Israel. Part of our strategy is to expand our penetration in existing foreign markets and to enter new foreign markets. Our ability to penetrate some international markets may be limited due to different technical standards, protocols or product requirements in different markets. Expansion of our international business will require significant management attention and financial resources. Our international sales and operations are subject to numerous risks inherent in international business activities, including:

—	economic and political instability in foreign countries;

—	staffing and managing foreign operations;

—	increased risk of collection; and

—	burdens that may be imposed by tariffs and other trade barriers.

        If we are unable to address these risks, our foreign operations may be unprofitable or the value of our investment in our foreign operations may decrease.

        Currently, our international sales are denominated primarily in dollars. Therefore, any devaluation in the local currencies of our customers relative to the dollar could cause customers to decrease or cancel orders or default on payment.

The threat of terrorism worldwide is impacting the global economy. Combined with the political unrest in Israel, this could have a material adverse effect on our results of operations.

        The threat of the use of weapons of mass destruction and global terrorism are impacting the global economy. The future course of the unrest in Iraq and its effect on the global economy and the telecommunications industry cannot be predicted. In addition, since September 2000, the State of Israel and its inhabitants have been subjected to repeated terrorist attacks. The hostilities between the State of Israel and the Palestinians continued during the past year, with no end in sight to this intense conflict. This conflict can have both direct and indirect impacts on our business, as well as on the price of our shares. An adverse impact may occur as a result of, among other things, military service obligations of our key employees, changes in monetary and fiscal policies or the willingness of customers outside Israel to buy our products, including demands for additional assurances concerning availability of our products.

The prices of our products may become less competitive due to foreign exchange fluctuations.

        Foreign currency fluctuations may affect the prices of our products. Our prices in all countries are denominated primarily in dollars. If there is a significant devaluation in a specific country, the prices of our products will increase relative to the local currency and may be less competitive. We cannot be sure that our international customers will continue to place orders denominated in dollars. The introduction into circulation of the Euro in January 2002 placed pressure on us to sell to European customers in Euro rather than dollar prices. Sales denominated in Euros could make our revenues subject to fluctuation in the Euro/dollar exchange rate.

Epidemics, such as the recent SARS epidemic, could adversely affect out ability to conduct business internationally.

        The spread of an epidemic and any resulting quarantines or the fear that an epidemic may be occurring can affect the willingness and ability of our customers and employees to conduct business in an affected or perceived affected region. This could have an adverse impact on our ability to sell our products and revenues from operations. For example, our employees, customers or suppliers may be reluctant to travel in or through an affected area and restrictions on movement or reduced working hours may apply.

We may be unable to attract sales representatives who will market our products effectively.

        A significant portion of our marketing and sales involves the aid of independent sales representatives that are not under our direct control. We cannot be certain that our current independent sales representatives will continue to distribute our products or that, even if they continue to distribute our products, they will do so successfully. These representatives are not subject to any minimum purchase requirements and can discontinue marketing our products at any time. In addition, these representatives often market products of our competitors. Accordingly, we must compete for the attention and sales efforts of our independent sales representatives.

Our products could contain defects, which would reduce sales of those products or result in claims against us.

        We develop complex and evolving products. Despite testing by us and our customers, undetected errors or defects may be found in existing or new products. The introduction of products with reliability, quality or compatibility problems could result in reduced revenues, additional costs, increased product returns and difficulty or delays in collecting accounts receivable. The risk is higher with products still in the development stage, where full testing or certification is not yet completed. This could result in, among other things, a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. We could also be subject to material claims by customers that are not covered by our insurance.

Obtaining certification of our products by national regulators may be time-consuming and expensive. We may be unable to sell our products in markets in which we are unable to obtain certification.

        Our customers may expect us to obtain certificates of compliance with safety and technical standards set by national regulators, especially standards set by U.S. or European regulators. There is no uniform set of standards, and each national regulator may impose and change its own standards. National regulators may also prohibit us from importing products that do not conform to their standards. If we make any change in the design of a product, we are usually required to obtain recertification of the product. The process of certification may be time-consuming and expensive and may affect the length of the sales cycle for a product. If we are unable to obtain certification of a product in a market, we may be unable to sell the product in that market.

We depend on a limited number of key personnel who would be difficult to replace.

        Because our products are complex and our market is evolving, the success of our business depends in large part upon the continuing contributions of our management and key personnel. Specifically, we rely heavily on the services of Shabtai Adlersberg, our Chief Executive Officer. If Shabtai Adlersberg is unable or unwilling to continue with us, our results of operations could be materially and adversely affected.

        The success of our business also depends upon our continuing ability to attract and retain other highly-qualified management, technical, sales and marketing personnel. We need highly-qualified technical personnel who are capable of developing technologies and products and providing the technical support required by our customers. Such personnel were and may again be in great demand and we may not be successful in attracting, integrating or retaining them when and as required.

We intend to expand our business through acquisitions that could result in diversion of resources and extra expenses. This could disrupt our business and adversely affect our financial condition.

        Part of our strategy is to pursue acquisitions of, or investments in, businesses and technologies or to establish joint ventures to expand our business. For example, in April 2003, we purchased a product group from Nortel Networks and in May 2004 we purchased Ai-Logix Inc. We also increased our holdings in a privately held speech-recognition company during 2003. We recognized losses from this investment in our results of operations in each of the past three years. The negotiation of acquisitions, investments or joint ventures as well as the integration of acquired or jointly developed businesses or technologies could divert our management’s time and resources. Acquired businesses, technologies or joint ventures may not be successfully integrated with our products and operations. If any acquisition, investment or joint venture were to occur, we may not realize the intended benefits of the acquisition, investment or joint venture and we may incur future losses from such acquisition, investment or joint venture.

        Acquisitions could result in:

—	substantial cash expenditures;

—	potentially dilutive issuances of equity securities;

—	the incurrence of debt and contingent liabilities;

—	a decrease in our profit margins;

—	amortization of intangibles and potential impairment of goodwill; and

—	write-offs of in-process research and development. If acquisitions disrupt our operations, our business may suffer.

If we do not manage our anticipated growth effectively, our results of operations could be adversely affected.

        We have actively expanded our operations in the past and may continue to expand them in the future. This expansion has required, and may continue to require, the application of managerial, operational and financial resources. We cannot be sure that we will continue to expand, or that we will be able to expand our operations successfully. If we are unable to manage our expanding operations effectively, our revenues may not increase, our cost of operations may rise and our results of operations may be adversely affected.

        As we grow we may need new or enhanced systems, procedures or controls. The transition to such systems, procedures or controls, as well as any delay in transitioning to new or enhanced systems, procedures or controls, may seriously harm our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

We may not be able to raise additional financing for our future capital needs on favorable terms, or at all, which could limit our ability to grow and to continue our longer term expansion plans.

        We may need to raise additional capital in the future to continue our longer term expansion plans. We cannot be certain that we will be able to obtain additional financing on commercially reasonable terms, or at all. This could inhibit our growth and increase our financing costs.

We extend credit to customers for purchases of our products. We could incur charges in our statement of operations if we are unable to collect these accounts receivable.

        A portion of our receivables result from credit extended to customers for purchases of our products. We cannot be sure that we will be able to collect all of these accounts receivable. The failure to collect accounts receivable could adversely affect our cash flow position and results of operations.

Our gross profit percentage could be negatively impacted by increased manufacturing costs and other factors. This could adversely affect our results of operations.

        Our gross profit percentage has increased in each of the past two years. However, our gross profit percentage is still lower than in 1999 and 2000. The recent increase in our gross profit percentage could be negatively affected by an increase in manufacturing costs, a shift in our sales mix towards our less profitable products, increased customer demand for longer product warranties and increased cost pressures as a result of increased competition. Acquisitions of new businesses could also negatively affect our gross profit percentage, which could cause an adverse effect on our results of operations.

The growth in our product portfolio means that we have to service and support more products. This may result in an increase in our expenses and an adverse effect on our results of operations.

        The size of our product portfolio has increased and continues to increase. As a result, we are required to provide to our customers sales support and maintenance. Customers may request us to provide a contractual commitment to support a product for a specified period of time. This period of time may exceed the working life of the product or extend past the period of time that we may intend to manufacture or support a product. We are dependent on our suppliers for the components (hardware and software) needed to provide support and may be unable to secure the components necessary to satisfy our service commitments. We do not have long term contracts with our suppliers, and they may not be obligated to provide us with products or services for any specified period of time. We may need to purchase an inventory of replacement components and parts in advance in order to try to provide for their availability when needed. This could result in increased risk of write offs with respect to our replacement component inventory to the extent that we cannot accurately predict our future requirements under our customer service contracts. If any of our component suppliers cease production, cease operations or refuse or fail to make timely delivery of orders, we may not be able to meet our contractual commitments for product support or maintenance. We may be required to supply upgraded components or parts as substitutes if the original versions are no longer available. Product support may be costly and any extra service revenues may not cover the hardware and software costs associated with providing long-term support or maintenance.

Risks Related to Our Shares

Our stock price has fluctuated significantly and could continue to fluctuate significantly.

        The market price for our ordinary shares, as well as the prices of shares of other technology companies, has been volatile. The following factors may cause significant fluctuations in the market price of our ordinary shares:

—	fluctuations in our quarterly revenues and earnings or those of our competitors;

—	shortfalls in our operating results compared to levels forecast by securities analysts;

—	announcements concerning us, our competitors or telephone companies;

—	announcements of technological innovations;

—	the introduction of new products;

—	changes in product price policies involving us or our competitors;

—	market conditions in the industry;

—	the conditions of the securities markets, particularly in the technology and Israeli sectors; and

—	political, economic and other developments in the State of Israel and world-wide.

        In addition, stock prices of many technology companies fluctuate significantly for reasons that may be unrelated or disproportionate to operating results. The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

Our ordinary shares are traded on more than one market and this may result in price variations.

        Our ordinary shares are traded primarily on the Nasdaq National Market and on The Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the Nasdaq National Market, and New Israeli Shekels on The Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and hours and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets generally differ, resulting from the factors described above as well as differences in exchange rates. Any change in the trading price of our ordinary shares on one of these markets could influence a change in the trading price of our ordinary shares on the other market.

There may be an adverse effect on the market price of our shares as a result of shares being available for sale in the future.

        If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding options or purchased pursuant to our Employee Stock Purchase Plan, the market price of our ordinary shares may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate.

Our principal shareholders, executive officers and directors have substantial control over most matters submitted to a vote of the shareholders, thereby limiting the power of other shareholders to influence corporate action.

        As of March 31, 2004, our officers, directors and principal shareholders beneficially owned 42.3% of our ordinary shares. As a result, these shareholders may have the power to control the outcome of most matters submitted to a vote of shareholders, including the election of members of our board and the approval of significant corporate transactions. This concentration of ownership may also have the effect of making it more difficult to obtain approval for a change in control of us.

U.S. shareholders may be subject to adverse United States federal income tax consequences as a result of our possible status as a passive foreign investment company.

        We may be treated as having been a passive foreign investment company (“PFIC”) for United States federal income tax purposes for the 2001, 2002 and/or 2003 taxable years. If we were a PFIC for all or any of those years, U.S. shareholders who owned our shares during such years may be subject to reporting requirements for those years and succeeding years, even if in subsequent years we are no longer a PFIC. Unless specific shareholder elections are made, U.S. shareholders may be subject to increased United States federal income tax liabilities if we are classified as a PFIC, even if in subsequent years we are no longer a PFIC. We urge U.S. purchasers of our ordinary shares to consult their own United States tax advisors with respect to the United States federal income tax consequences of an investment in ordinary shares.

Risks Relating to Operations in Israel

Conditions in Israel affect our operations and may limit our ability to produce and sell our products.

        We are incorporated under the laws of the State of Israel, and our principal offices are located in the State of Israel. Political, economic and military conditions in Israel directly affect our operations. Terrorist attacks against Israel have greatly intensified since September 2000, which have led to ongoing hostilities. We cannot predict the effect on us of the increase in the degree of violence by Palestinians against Israel. Some of our officers and employees in Israel are obligated to perform up to 36 days of military reserve duty annually and are subject to being called for additional active duty under emergency circumstances. We cannot predict the full impact of these conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our operations in Israel and our business may be adversely affected. Additionally, a number of countries continue to restrict or ban business with Israel or Israeli companies, which may limit our ability to make sales in those countries.

The Israeli rate of inflation may negatively impact our costs if it exceeds the rate of devaluation of the New Israeli Shekel against the U.S. dollar.

        A portion of the cost of our Israeli operations, mainly personnel and facility-related, is incurred in New Israeli Shekels. In 2003, approximately 34% of our costs were incurred in New Israeli Shekels. As a result, we bear the risk that the rate of inflation in Israel will exceed the rate of devaluation of the New Israeli Shekel in relation to the dollar or that the timing of such devaluations were to lag considerably behind inflation, which will increase our costs as expressed in dollars.

        To protect against the changes in value of forecasted foreign currency cash flows resulting from payments in New Israeli Shekels, we have instituted a foreign currency cash flow hedging program. We hedge portions of our forecasted expenses denominated in foreign currencies with forward contracts. These measures may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

The Israeli government programs and tax benefits that we currently participate in, or receive, require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs.

        We benefit from certain government programs and tax benefits, particularly as a result of exemptions and reductions resulting from the “approved enterprise” status of our existing production facilities and programs in Israel. To be eligible for these programs and tax benefits, we must continue to meet conditions, including making specified investments in fixed assets and financing a percentage of investments with share capital. If we fail to meet such conditions in the future, the tax benefits would be canceled and we could be required to refund the tax benefits already received, together with an adjustment based on the Israeli consumer price index and an interest factor. The law and regulations prescribing the benefits provide an expiration date for the grant of new benefits. The expiration date has been extended several times in the past. The expiration date currently in effect is October 31, 2004 (which may be extended by ministerial decision until December 31, 2004), and no new benefits will be granted after that date unless the expiration date is extended again. There can be no assurance that new benefits will be available after October 31, 2004, or that existing benefits will be continued in the future at their current levels or at any level.

        In 2003, we received a grant of $435,000 from the Government of Israel, through the Office of the Chief Scientist, or the OCS, for the financing of a portion of our research and development expenditures in Israel. In 2004, we applied for additional grants and we may apply for additional grants in the future. The OCS budget has been subject to reductions, which may affect the availability of funds for these prospective grants and other grants in the future. As a result, we cannot be certain that we will continue to receive grants at the same rate, or at all. In addition, the terms of any future OCS grants may be less favorable than our past grant.

        In connection with research and development grant received from the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with the grant from the OCS. The terms of the OCS grants and the law pursuant to which grants are made restrict our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. This restriction may limit our ability to enter into agreements for those products or technologies, without OCS approval. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. In connection with our grant applications, we have made certain representations, including information provided in periodical performance reports, and we have committed to certain performance-based covenants. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with an adjustment based on the Israeli consumer price index and an interest factor in addition to certain other penalties. In addition, if we fail to comply with any of these conditions or restrictions, we would likely be ineligible to receive OCS grants in the future. The inability to receive these grants would result in an increase in our research and development expenses.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and our Israeli auditors or to assert U.S. securities law claims in Israel.

        We are incorporated in Israel. Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

        Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

—	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

—	the judgment is no longer appealable;

—	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

—	the judgment is executory in the state in which it was given.

        Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

—	the judgment was obtained by fraud;

—	there was no due process;

—	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

—	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

—	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in New Israeli Shekels, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in New Israeli Shekels at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in New Israeli Shekels ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time. Judgment creditors bear the risk of unfavorable exchange rates.

The effects of anti-takeover provisions could inhibit the acquisition of us by others and therefore depress the price of our shares.

        Some of the provisions of our articles of association and Israeli law could, together or separately:

—	discourage potential acquisition proposals;

—	delay or prevent a change in control; and

—	limit the price that investors might be willing to pay in the future for our ordinary shares.

        Israeli corporate law regulates mergers and acquisitions of shares through tender offers, requires approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax law treats stock-for-stock acquisitions between an Israeli company and a foreign company less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid. In addition, our articles of association limit our ability to engage in any merger, asset or share sale or other similar transaction with a shareholder holding 15% or more of our voting shares. These provisions may adversely affect the price of our shares.

        Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and the board of directors of each of the merging companies. Shares held by a party to the merger are not counted towards the required approval. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is required. A merger may not be approved if the surviving company will not be able to satisfy its obligations. At the request of a creditor, a court may prohibit a merger on these grounds. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and 70 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

        The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company, unless someone else already holds a majority of the voting power of the company. Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded either:

—	there is a limitation on acquisition of any level of control of the company; or

—	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

        The Israeli Companies Law provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder holds 90% or more of the outstanding shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
STATEMENTS

        This prospectus contains or incorporates by reference, and the applicable prospectus supplement may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Information on the Company” and “Operating and Financial Review and Prospects” incorporated by reference from our most recent Annual Report on Form 20-F with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.

        Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed under “Risk Factors” in this prospectus and the applicable prospectus supplement. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities under this prospectus for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions.

        Pending application of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earning to fixed charges for the periods indicated:

Year ended December 31,					Six months ended June 30,
1999	2000	2001	2002	2003	2003	2004

-	-	-	-	-	-	-

        The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income tax and extraordinary items plus fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. We did not have any interest bearing debt or preferred shares outstanding during the years ended December 31, 1999, 2000, 2001, 2002 and 2003, or during the six month periods ended June 30, 2003 and 2004. Accordingly, the fixed charges amounted to zero in each of these periods and the ratios of earnings to fixed charges are not applicable.

CAPITALIZATION

        The following table sets forth our cash, cash equivalents and long term bank deposits and our capitalization at June 30, 2004 on an actual basis.

U.S. Dollars in thousands (unaudited).

June 30, 2004

Cash and cash equivalents	$40,032

Long-term bank deposits and structured notes	$50,605

Total cash, cash equivalents and long-term bank deposits and structured notes	$90,637

Shareholders equity
Share Capital	$122
Ordinary shares of NIS 0.01 par value:
100,000,000 shares authorized;
42,334,638 shares issued;
38,392,499 shares outstanding
Additional Paid in capital	$119,765

Treasury shares	$(11,320)

Deferred stock compensation plan	$(137)

Accumulated and other comprehensive income	$105

Retained earnings	$2,024

Total shareholders' equity	$110,559

Total capitalization	$110,559

DESCRIPTION OF CAPITAL STOCK

        As of the date of this prospectus, our articles of association authorize us to issue 100,000,000 of our ordinary shares, nominal value NIS 0.01 per share, and 2,500,000 preferred shares, nominal value NIS 0.01 per share. As of June 30, 2004, we had outstanding 38,392,499 of our ordinary shares and options to purchase an aggregate of 7,953,634 of our ordinary shares at a weighted average exercise price of $8.13 per share, with the latest expiration date of these options being June 4, 2011 (of which, options to purchase 4,708,133 of our ordinary shares were exercisable as of June 30, 2004). No preferred shares were outstanding as of June 30, 2004. All figures relating to outstanding shares exclude shares held in treasury.

        Since January 1, 2001, we have issued a total of 2,378,958 ordinary shares, of which 1,701,799 were issued through the exercise of options, at an average exercise price of $2.71 per share and 677,179 were issued as part of our Employee Stock Purchase Plan.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. Supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

        The following is a summary of material provisions of the senior notes, the subordinated notes and the indenture. This summary is not complete. The debt securities are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

—	the title;

—	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

—	the currency of the debt securities;

—	any limit on the amount that may be issued;

—	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

—	the maturity date;

—	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

—	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

—	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

—	the terms of the subordination of any series of subordinated debt;

—	the place where payments will be payable;

—	restrictions on transfer, sale or other assignment, if any;

—	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

—	provisions for a sinking fund, purchase or other analogous fund, if any;

—	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

—	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

—	incur additional indebtedness;

—	issue additional securities;

—	create liens;

—	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

—	redeem capital stock;

—	place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

—	make investments or other restricted payments;

—	sell or otherwise dispose of assets;

—	enter into sale-leaseback transactions;

—	engage in transactions with shareholders and affiliates;

—	issue or sell stock of our subsidiaries; or

—	effect a consolidation or merger;

—	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

—	a discussion of any material or special Israeli or United States federal income tax considerations applicable to the debt securities;

—	information describing any book-entry features;

—	the procedures for any auction and remarketing, if any;

—	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

—	if other than dollars, the currency in which the series of debt securities will be denominated; and

—	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Redemption

IF ANY SERIES OF THE DEBT SECURITIES OFFERED ARE REDEEMABLE, THE APPLICABLE PROSPECTUS SUPPLEMENT WILL SET FORTH THE TERMS AND CONDITIONS FOR SUCH REDEMPTION, INCLUDING:

—	the redemption prices (or method of calculating the same);

—	the redemption period (or method of determining the same);

—	whether such debt securities are redeemable in whole or in part at our option; and

—	any other provisions affecting the redemption of such debt securities.

Conversion or Exchange Rights

        If any series of the debt securities offered are convertible into or exchangeable for shares of our ordinary shares or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

—	the conversion price or exchange ratio (or method of calculating the same);

—	the conversion or exchange period (or method of determining the same);

—	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

—	the events requiring an adjustment of the conversion price or the exchange ratio; and

—	any other provisions affecting conversion or exchange of such debt securities.

Consolidation, Merger or Sale

        The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

        If the debt securities are convertible for our securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

—	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

—	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended;

—	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in principal amount of the outstanding debt securities of the applicable series; and

—	if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default with respect to the series and its consequences, except defaults in payment of principal, premium, if any, or interest, unless we have cured the default in accordance with the indenture.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity.

        The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series, provided that:

—	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

—	subject to its duties under the Trust Indenture Act of 1939, the trustee may decline to follow any direction of such holders that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

—	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

—	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

—	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

—	to fix any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

—	to comply with the provisions described above under " - Consolidation, Merger or Sale";

—	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

—	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture;

—	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities of any series;

—	to change anything that does not adversely affect the rights of any holder of debt securities of any series in any material respect;

—	to evidence and provide for the acceptance of appointment under an indenture by a successor trustee; or

—	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939.

        In addition, under the indentures, we and the trustee may not change an indenture, and the rights of holders of a series of debt securities may be changed by us and the trustee other than as set forth in the bullet points above with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.

However, we and the trustee may not make the following changes without the consent of each holder of any outstanding debt securities affected:

—	extending the fixed maturity of the series of debt securities;

—	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

—	reducing the percentage of debt securities, the holders of which are required to consent to any change to an indenture.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

—	register the transfer or exchange of debt securities of the series;

—	replace stolen, lost or mutilated debt securities of the series;

—	maintain paying agencies;

—	hold monies for payment in trust;

—	recover excess money held by the trustee;

—	compensate and indemnify the trustee; and

—	appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

—	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

—	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

        The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

—	how it handles securities payments and notices;

—	whether it imposes fees or charges;

—	how it would handle a request for the holders' consent, if ever required;

—	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

—	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

—	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.

Global Securities

        A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

        As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only as a global security, an investor should be aware of the following:

—	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

—	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

—	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

—	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

—	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

—	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

—	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

        In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        A global security will terminate when the following special situations occur:

—	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

—	if we notify any applicable trustee that we wish to terminate that global security; or

—	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus in any of three ways (or in any combination):

—	to or through underwriters or dealers;

—	directly to a limited number of purchasers or to a single purchaser; or

—	through agents.

        We will describe in a prospectus supplement the terms of the offering of the securities covered by this prospectus, including:

—	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

—	any over-allotment options under which underwriters may purchase additional securities from us;

—	any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

—	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

—	any securities exchanges or markets on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        All securities we offer, other than our ordinary shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

        The validity of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon by Naschitz, Brandes & Co., Tel Aviv, Israel. Some legal matters relating to United States law will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York. As to matters of Israeli law, Fulbright & Jaworski is relying and will rely upon Naschitz, Brandes & Co.

EXPERTS

        Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years ended December 31, 2003, included in our Annual Report on Form 20-F for the year ended December 31, 2003 and incorporated by reference in this registration statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Independent Registered Public Accounting Firm, as set forth in their report thereon incorporated herein by reference. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to incorporate by reference information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. Information which we incorporate by reference is considered to be part of this prospectus, and information we later file with the Securities and Exchange Commission, including the information in this registration statement will automatically update and supersede this information. We incorporate by reference our following SEC filings:

—	Annual Report on Form 20-F for the fiscal year ended December 31, 2003 as amended on September 22, 2004;

—	The information set forth in the second and third paragraphs of, and the consolidated balance sheet and consolidated statements of operations data contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the SEC on April 22, 2004;

—	The information set forth in the second, third and fourth paragraphs of, and the consolidated balance sheet and consolidated statements of operations data contained in, the press release attached as Exhibit 1 to our Report on Form 6-K filed with the SEC on July 21, 2004; and

—	Report on Form 6-K filed with the SEC on October 5, 2004; and

—	Registration Statement on Form 8-A filed with the SEC on May 20, 1999.

        We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act and, to the extent, if at all, designated therein after the date of this prospectus, reports on Form 6-K filed by us prior to the termination of this registration statement.

        Any statement contained in a document that is incorporated by reference will be modified or superceded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modified or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superceded.

        Each person to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

AudioCodes Ltd., Investor Relations 1 Hayarden Street Airport City, Lod Israel 70151

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-3, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEABILITY OF CIVIL LIABILITIES

        Because substantially all of our assets and a majority of the assets of our directors, executive officers and selling shareholders, are located outside the U.S., a judgment obtained in the U.S. against us or any of them may not be collectible within the U.S. Furthermore, service of process upon these individuals, a substantial majority of whom reside outside the U.S., may be difficult to obtain within the U.S. AudioCodes Inc. is our U.S. agent authorized to receive service of process in any action against us in any federal court located in the city of New York or court of the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering. We have not given consent for this agent to accept service of process in connection with any other claim.

        In addition, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

—	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

—	the judgment is no longer appealable;

—	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

—	the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

—	the judgment was obtained by fraud;

—	there was no due process;

—	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

—	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

—	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency. Pending collection, the amount of the judgment of an Israeli court stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time. Judgment creditors bear the risk of unfavorable exchange rates.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Israeli law permits a company to insure an office holder in respect of liabilities incurred by the office holder as a result of:

—	the breach of his or her duty of care to the company or to another person, or

—	as a result of the breach of his or her fiduciary duty to the company,

to the extent that the office holder acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an office holder against monetary liabilities as a result of an act or omission that the office holder committed in connection with his or her serving as an office holder. Moreover, a company can indemnify an office holder for (a) monetary liability imposed upon the office holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, and (b) reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon the office holder by a court, in an action, suit or proceeding brought against the office holder by or on behalf of the company or other persons, in a criminal action in which the office holder was found innocent, or in a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an office holder. A company may also exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

        Our articles of association allow us to insure, indemnify and exculpate office holders to the fullest extent permitted by law, provided such insurance or indemnification is approved in accordance with law.

        We have entered into an undertaking to indemnify our office holders in specified limited categories of events and in specified amounts, subject to certain limitations. This undertaking has been ratified by our audit committee, board of directors and shareholders.

        We have acquired directors’ and officers’ liability insurance covering our officers and directors and the officers and directors of our subsidiaries against certain claims.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the forgoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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ITEM 9.	EXHIBITS

Exhibit No.	Exhibit

1.1	Form of Underwriting Agreement for Ordinary Shares++

1.2	Form of Underwriting Agreement for Debt Securities++

4.1	Form of Indenture Relating to Senior Debt Securities**

4.2	Form of Indenture Relating to Subordinated Debt Securities**

4.3	Form of Senior Debt Security++

4.4	Form of Subordinated Debt Security++

5.1	Opinion of Naschitz, Brandes & Co. regarding legality**

12.1	Computation of Ratio of Earnings to Fixed Charges**

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1)**

24.1	Powers of Attorney **.

25.1	Statement of Eligibility of Trustee under Senior Debt Indenture**

25.2	Statement of Eligibility of Trustee under Subordinated Debt Indenture**

** Previously filed

++ To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

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ITEM 10.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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    (5)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AudioCodes Ltd. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on October 5, 2004.

BY: /s/ Shabtai Adlersberg —————————————— Shabtai Adlersberg Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* —————————————— Shabtai Adlersberg	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 5, 2004

* —————————————— Nachum Falek	Chief Financial Officer (Principal Accounting Officer)	October 5, 2004

* —————————————— Joseph Tenne	Director	October 5, 2004

* —————————————— Dana Gross	Director	October 5, 2004

* —————————————— Dr. Eyal Kishon	Director	October 5, 2004

* —————————————— Doron Nevo	Director	October 5, 2004

* By /s/ Shabtai Adlersberg —————————————— Shabtai Adlersberg, as Attorney-in-Fact

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